Exhibit 77C Matters submitted to a vote of security holders

AllianceBernstein Wealth Preservation Strategy

A Special Meeting of the Stockholders of the AllianceBernstein Wealth Preservation Strategy (the Fund) was held on November 15, 2005 and adjourned until December 6, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

				Voted For	Withheld Authority
1. To elect eight Directors of
   the Fund, each such
   Director to hold office
   until his or her successor
   is duly elected and
   qualified.

Ruth Block			143,700,322	3,267,191
David H. Dievler		143,749,856	3,217,657
John H. Dobkin			143,808,620	3,158,893
Michael J. Downey		143,754,345	3,213,167
William H. Foulk, Jr.		143,715,894	3,251,619
D. James Guzy			143,456,329	3,511,184
Marc O. Mayer			143,789,990	3,177,523
Marshall C. Turner, Jr.		143,765,404	3,202,109

			    Voted For   Voted		      Broker
		            		Against   Abstained   Non-Votes

3.    To amend, eliminate,
      or reclassify as
      non-fundamental, the
      fundamental investment
      restrictions regarding:


3.A.  Diversification       14,126,415	444,279	  230,694     4,349,972

3.B.  Issuing Senior
      Securities
      and Borrowing
      Money 		    14,121,435	440,882	  239,071     4,349,972

3.D.  Concentration
      of Investments        14,140,125	432,134	  229,128     4,349,972

3.E.  Real Estate
      and Companies
      That Deal In
      Real Estate           14,147,765	428,638	  224,985     4,349,972

3.F.  Commodity
      Contracts and
      Futures Contracts     14,156,170	412,625	  232,592     4,349,972

3.G.  Loans                 14,124,263	445,350	  231,774     4,349,972

3.I.  Exercising Control    14,123,551	446,263	  231,573     4,349,972

3.N.  Pledging,
      Hypothecating,
      Mortgaging or
      Otherwise
      Encumbering Assets    14,166,004	404,842	230,542	4,349,972